HomeTrust Bancshares, Inc. Announces Financial Results for the Second Quarter of the Six-Month Transition Period Ending December 31, 2023* and Quarterly Dividend
ASHEVILLE, N.C., January 24, 2024 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the second quarter of the six-month transition period ended December 31, 2023* and approval of its quarterly cash dividend.
For the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023:
•net income was $13.5 million compared to $14.8 million;
•diluted earnings per share ("EPS") was $0.79 compared to $0.88;
•annualized return on assets ("ROA") was 1.21% compared to 1.33%;
•annualized return on equity ("ROE") was 10.81% compared to 12.23%;
•net interest income was $41.9 million compared to $42.2 million;
•net interest margin was 4.02% for both periods;
•provision for credit losses was $3.4 million compared to $2.6 million;
•noninterest income was $8.2 million compared to $8.6 million;
•tax-free death benefit proceeds from life insurance of $1.6 million compared to $1.1 million;
•recorded $288,000 in additional tax expense related to a partial restructuring of our bank owned life insurance ("BOLI") portfolio which was unique to the current quarter; and
•cash dividends increased $0.01 per share, or 10.00%, to $0.11 per share totaling $1.9 million compared to $0.10 per share totaling $1.7 million.
For the six months ended December 31, 2023 compared to the six months ended December 31, 2022:
•net income was $28.3 million compared to $22.9 million;
•diluted EPS was $1.67 compared to $1.50;
•annualized ROA was 1.27% compared to 1.28%;
•annualized ROE was 11.51% compared to 11.32%;
•net interest income was $84.1 million compared to $72.1 million;
•net interest margin was 4.02% compared to 4.31%;
•provision for credit losses was $5.9 million compared to $6.2 million;
•noninterest income was $16.9 million compared to $15.9 million;
•tax-free death benefit proceeds from life insurance of $2.7 million compared to $0; and
•cash dividends of $0.21 per share totaling $3.5 million compared to $0.19 per share totaling $2.9 million.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on February 29, 2024 to shareholders of record as of the close of business on February 15, 2024.
"I am pleased HomeTrust maintained a net interest margin above 4.00% this quarter, which continues to be top quartile performance,” said Hunter Westbrook, President and Chief Executive Officer. “Our margin is a direct result of HomeTrust’s philosophy of prudent, sound, and profitable balance sheet management. We are optimistic that funding costs appear to be stabilizing; however, until our marginal spreads become more attractive, we will continue to be strategic as it relates to loan growth, while emphasizing the expansion of our core deposit base.
“As part of our internal focus on expense rationalization, we recently made the decision to cease indirect auto originations and right-size our mortgage banking line of business. These changes, which will take effect by the end of the first quarter, are expected to result in annual cost savings of $800,000. In addition, the restructuring of our BOLI portfolio into higher-yielding policies is expected to annually contribute $1.0 million in additional noninterest income. We believe these changes and strategies should help HomeTrust continue our strong financial performance.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

*As previously announced, on July 24, 2023, the Board of Directors approved a change in the Company's fiscal year end from June 30 to
December 31. The transition period of July 1, 2023 to December 31, 2023 will be covered on a Transition Report Form 10-KT.

Comparison of Results of Operations for the Three Months Ended December 31, 2023 and September 30, 2023
Net Income.  Net income totaled $13.5 million, or $0.79 per diluted share, for the three months ended December 31, 2023 compared to $14.8 million, or $0.88 per diluted share, for the three months ended September 30, 2023, a decrease of $1.4 million, or 9.2%. The results for the three months ended December 31, 2023 compared to the quarter ended September 30, 2023 were negatively impacted by decreases of $237,000 and $379,000 in net interest income and noninterest income, respectively, and an increase of $790,000 in the provision for credit losses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	December 31, 2023			September 30, 2023
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,876,051	$60,069	6.15%	$3,865,502	$58,496	6.00%
Debt securities available for sale	136,945	1,257	3.64	146,877	1,259	3.40
Other interest-earning assets(2)	121,366	1,493	4.88	148,386	2,110	5.64
Total interest-earning assets	4,134,362	62,819	6.03	4,160,765	61,865	5.90
Other assets	271,767			276,210
Total assets	$4,406,129			$4,436,975
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$594,805	$1,209	0.81%	$597,856	$1,117	0.74%
Money market accounts	1,251,170	8,930	2.83	1,222,372	7,726	2.51
Savings accounts	198,522	45	0.09	207,489	46	0.09
Certificate accounts	818,698	8,105	3.93	789,668	7,540	3.79
Total interest-bearing deposits	2,863,195	18,289	2.53	2,817,385	16,429	2.31
Junior subordinated debt	10,005	239	9.48	9,979	236	9.38
Borrowings	156,619	2,368	6.00	208,157	3,040	5.79
Total interest-bearing liabilities	3,029,819	20,896	2.74	3,035,521	19,705	2.58
Noninterest-bearing deposits	837,048			861,788
Other liabilities	45,156			58,513
Total liabilities	3,912,023			3,955,822
Stockholders' equity	494,106			481,153
Total liabilities and stockholders' equity	$4,406,129			$4,436,975
Net earning assets	$1,104,543			$1,125,244
Average interest-earning assets to average interest-bearing liabilities	136.46%			137.07%
Non-tax-equivalent
Net interest income		$41,923			$42,160
Interest rate spread			3.29%			3.32%
Net interest margin(3)			4.02%			4.02%
Tax-equivalent(4)
Net interest income		$42,264			$42,475
Interest rate spread			3.32%			3.35%
Net interest margin(3)			4.06%			4.05%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $341 and $315 for the three months ended December 31, 2023 and September 30, 2023, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended December 31, 2023 increased $954,000, or 1.5%, compared to the three months ended September 30, 2023, which was driven by a $1.6 million, or 2.7%, increase in interest income on loans. The overall quarter-over-quarter increase in average yield was the result of both new loan originations at higher interest rates and adjustable rate loans. Accretion income on acquired loans of $405,000 and $378,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Total interest expense for the three months ended December 31, 2023 increased $1.2 million, or 6.0%, compared to the three months ended September 30, 2023, the result of a $1.9 million, or 11.3%, increase in interest expense on deposits, partially offset by a $672,000, or 22.1%, decrease in interest expense on borrowings. The increase can be traced to increases in the average cost of funds across funding sources, offset by a decline in the average balance of borrowings.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$160	$1,413	$1,573
Debt securities available for sale	(85)	83	(2)
Other interest-earning assets	(384)	(233)	(617)
Total interest-earning assets	(309)	1,263	954
Interest-bearing liabilities
Interest-bearing checking accounts	(6)	98	92
Money market accounts	182	1,022	1,204
Savings accounts	(2)	1	(1)
Certificate accounts	277	288	565
Junior subordinated debt	1	2	3
Borrowings	(753)	81	(672)
Total interest-bearing liabilities	(301)	1,492	1,191
Decrease in net interest income			$(237)
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	$ Change	% Change
Provision for credit losses
Loans	$4,050	$2,850	$1,200	42%
Off-balance-sheet credit exposure	(690)	(280)	(410)	(146)
Total provision for credit losses	$3,360	$2,570	$790	31%
For the quarter ended December 31, 2023, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $2.8 million during the quarter:
•$0.5 million benefit driven by changes in the loan mix.
•$0.9 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.8 million increase in specific reserves on individually evaluated credits.
For the quarter ended September 30, 2023, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.6 million during the quarter:
•$0.2 million benefit driven by changes in the loan mix.
•$0.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.3 million increase in specific reserves on individually evaluated credits.
For the quarters ended December 31, 2023 and September 30, 2023, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and the projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended December 31, 2023 decreased $379,000, or 4.4%, when compared to the quarter ended September 30, 2023. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,368	$2,318	$50	2%
Loan income and fees	423	559	(136)	(24)
Gain on sale of loans held for sale	1,037	1,293	(256)	(20)
BOLI income	2,152	1,749	403	23
Operating lease income	1,592	1,785	(193)	(11)
Loss on sale of premises and equipment	(248)	—	(248)	(100)
Other	924	923	1	—
Total noninterest income	$8,248	$8,627	$(379)	(4)%
•Loan income and fees: The decrease was driven by lower servicing fees compared to the prior quarter.
•Gain on sale of loans held for sale: The decrease was primarily driven by a decrease in the volume of U.S. Small Business Administration ("SBA") commercial loans sold. During the quarter ended December 31, 2023, $37.5 million in HELOCs were sold with gains of $322,000 during the quarter compared to $31.2 million sold with gains of $197,000 in the prior quarter. There were $20.5 million of residential mortgages originated for sale sold with gains of $417,000 in the current quarter compared to $20.4 million sold with gains of $251,000 for the quarter ended September 30, 2023. There were $5.6 million of sales of the guaranteed portion of SBA commercial loans with gains of $439,000 in the current quarter compared to $12.4 million sold and gains of $687,000 for the same period in the prior quarter. Lastly, our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a loss of $142,000 compared to a gain of $158,000 in the same periods, respectively
•BOLI income: The increase was the result of higher tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies. There were $1.6 million in gains during the current quarter compared to $1.1 million for the prior quarter.
•Loss on sale of premises and equipment: During the three months ended December 31, 2023, the Company recognized $625,000 of expense to impair the remaining right of use asset associated with a previously closed branch, partially offset by a $380,000 gain on the sale of a parcel of land.
Noninterest Expense.  Noninterest expense for the three months ended December 31, 2023 increased $217,000, or 0.7%, when compared to the three months ended September 30, 2023. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$16,256	$16,514	$(258)	(2)%
Occupancy expense, net	2,443	2,489	(46)	(2)
Computer services	3,002	3,173	(171)	(5)
Telephone, postage and supplies	603	652	(49)	(8)
Marketing and advertising	625	487	138	28
Deposit insurance premiums	702	717	(15)	(2)
Core deposit intangible amortization	860	859	1	—
Other	5,290	4,673	617	13
Total noninterest expense	$29,781	$29,564	$217	1%
•Marketing and advertising: The increase is the result of differences in the timing of when expenses are incurred quarter-over-quarter.
•Other: The increase is primarily the result of $321,000 in fraud losses during the current quarter versus a $16,000 net recovery of previously recorded losses in the prior quarter. In addition, the current quarter includes $115,000 of expenses incurred related to the previously discussed staff reductions in our mortgage banking and indirect auto finance lines of business.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended December 31, 2023 and September 30, 2023 were 20.9% and 20.5%, respectively. In both periods, the effective tax rate was positively impacted by tax-free gains on BOLI death benefit proceeds, while in the current quarter $288,000 in additional tax expense was recorded related to a partial restructuring of our BOLI portfolio where we both reduced the size of the portfolio and reinvested a portion of the funds in higher-yielding policies.
Comparison of Results of Operations for the Six Months Ended December 31, 2023 and December 31, 2022
Net Income.  Net income totaled $28.3 million, or $1.67 per diluted share, for the six months ended December 31, 2023 compared to $22.9 million, or $1.50 per diluted share, for the six months ended December 31, 2022, an increase of $5.4 million, or 23.8%. The results for the six months ended December 31, 2023 compared to the same period last year were positively impacted by a $12.0 million, or 16.7%, increase in net interest income, partially offset by a $3.5 million, or 11.8%, increase in salaries and employee benefits expense and a $1.7 million increase in core deposit intangible amortization as a result of the Company's February 11, 2023 merger with Quantum Capital Corp., and its wholly-owned subsidiary, Quantum National Bank, hereafter referred to as the "Quantum merger". Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Six Months Ended December 31,
	2023			2022
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,870,776	$118,565	6.08%	$2,939,677	$72,240	4.87%
Commercial paper	—	—	—	124,351	1,300	2.07
Debt securities available for sale	141,911	2,516	3.52	151,417	1,829	2.40
Other interest-earning assets(2)	134,876	3,603	5.30	100,125	1,960	3.88
Total interest-earning assets	4,147,563	124,684	5.96	3,315,570	77,329	4.63
Other assets	273,989			239,636
Total assets	$4,421,552			$3,555,206
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$596,330	$2,326	0.77%	$640,851	$838	0.26%
Money market accounts	1,236,771	16,657	2.67	961,045	2,456	0.51
Savings accounts	203,005	91	0.09	237,509	89	0.07
Certificate accounts	804,183	15,644	3.86	460,803	1,615	0.70
Total interest-bearing deposits	2,840,289	34,718	2.42	2,300,208	4,998	0.43
Junior subordinated debt	9,992	475	9.43	—	—	—
Borrowings	182,388	5,408	5.88	13,795	266	3.83
Total interest-bearing liabilities	3,032,669	40,601	2.66	2,314,003	5,264	0.45
Noninterest-bearing deposits	849,418			793,349
Other liabilities	51,835			46,501
Total liabilities	3,933,922			3,153,853
Stockholders' equity	487,630			401,353
Total liabilities and stockholders' equity	$4,421,552			$3,555,206
Net earning assets	$1,114,894			$1,001,567
Average interest-earning assets to average interest-bearing liabilities	136.76%			143.28%
Non-tax-equivalent
Net interest income		$84,083			$72,065
Interest rate spread			3.30%			4.18%
Net interest margin(3)			4.02%			4.31%
Tax-equivalent(4)
Net interest income		$84,739			$72,639
Interest rate spread			3.33%			4.21%
Net interest margin(3)			4.05%			4.35%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $656 and $574 for the six months ended December 31, 2023 and 2022, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the six months ended December 31, 2023 increased $47.4 million, or 61.2%, compared to the six months ended December 31, 2022, which was driven by a $46.3 million, or 64.1%, increase in interest income on loans, a $1.6 million, or 83.8%, increase in interest income on other interest-earning assets, and a $687,000, or 37.6%, increase in interest income on debt securities available for sale, partially offset by a $1.3 million decrease in commercial paper as none was held during the current period. Accretion income on acquired loans, included in loan interest income, increased $410,000 to $783,000 for the six months ended December 31, 2023 compared to $373,000 recognized during the same period in the period year.
Total interest expense for the six months ended December 31, 2023 increased $35.3 million, or 671.3%, compared to the six months ended December 31, 2022. The increase was the result of both increases in the average cost of funds across funding sources and an increase in average deposits and borrowings outstanding.

The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$22,881	$23,444	$46,325
Commercial paper	(1,300)	—	(1,300)
Debt securities available for sale	(115)	802	687
Other interest-earning assets	680	963	1,643
Total interest-earning assets	22,146	25,209	47,355
Interest-bearing liabilities
Interest-bearing checking accounts	(58)	1,546	1,488
Money market accounts	705	13,496	14,201
Savings accounts	(13)	15	2
Certificate accounts	1,203	12,826	14,029
Junior subordinated debt	475	—	475
Borrowings	3,251	1,891	5,142
Total interest-bearing liabilities	5,563	29,774	35,337
Increase in net interest income			$12,018
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision for credit losses:

	Six Months Ended December 31,
(Dollars in thousands)	2023	2022	$ Change	% Change
Provision for credit losses
Loans	$6,900	$6,119	$781	13%
Off-balance-sheet credit exposure	(970)	358	(1,328)	(371)
Commercial paper	—	(250)	250	100
Total provision for credit losses	$5,930	$6,227	$(297)	(5)%
For the six months ended December 31, 2023, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $5.5 million during the period:
•$0.8 million benefit driven by changes in the loan mix.
•$1.1 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.1 million increase in specific reserves on individually evaluated credits.
For the six months ended December 31, 2022, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $1.9 million during the period:
•$1.3 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$2.9 million provision driven by loan growth and changes in the loan mix.
•$1.5 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.5 million reduction of specific reserves on individually evaluated credits, which was tied to two relationships which were fully charged-off during the period.
For the six months ended December 31, 2023 and December 31, 2022, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and the projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the six months ended December 31, 2023 increased $1.0 million, or 6.5%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Six Months Ended December 31,
(Dollars in thousands)	2023	2022	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$4,686	$4,861	$(175)	(4)%
Loan income and fees	982	1,217	(235)	(19)
Gain on sale of loans held for sale	2,330	2,688	(358)	(13)
BOLI income	3,901	1,021	2,880	282
Operating lease income	3,377	2,741	636	23
Gain (loss) on sale of premises and equipment	(248)	1,115	(1,363)	(122)
Other	1,847	2,209	(362)	(16)
Total noninterest income	$16,875	$15,852	$1,023	6%
•Loan income and fees: The decrease was driven by lower prepayment penalties, partially offset by an increase in other servicing fees during the period.
•Gain on sale of loans held for sale: The decrease was primarily driven by a decrease in the premium received on SBA loans sold during the current period. During the six months ended December 31, 2023, there were $68.7 million of HELOCs sold during the current period with gains of $519,000 compared to $64.2 million sold with gains of $542,000 in the same period in the prior year. There were $40.9 million of residential mortgages originated for sale sold with gains of $668,000 compared to $28.2 million sold with gains of $676,000 in the prior year. There were $18.0 million of sales of the guaranteed portion of SBA commercial loans with gains of $1.1 million in the current period compared to $20.3 million sold with gains of $1.5 million during the same period in the prior year.
•BOLI income: The increase was primarily the result of a $2.7 million tax-free gain on death benefit proceeds in excess of the cash surrender value of the policies. No such gains were recognized in the prior year.
•Operating lease income: The increase in operating lease income was the result of higher contractual earnings due to an increase in the average balance of assets being leased during the six months ended December 31, 2023 when compared to the prior period.
•Gain (loss) on sale of premises and equipment: During the six months ended December 31, 2023, the Company recognized $625,000 of expense to impair the remaining right of use asset associated with a previously closed branch, partially offset by a $380,000 gain on the sale of a parcel of land. During the six months ended December 31, 2022, two properties were sold for a combined gain of $1.6 million, partially offset by $420,000 of expense to partially impair the right of use asset associated with a previously closed branch.
•Other: The decrease was the result of a $721,000 gain recognized in the prior period on the sale of closely held equity securities which the Company obtained through a prior bank acquisition. No such sales occurred in the current year. Partially offsetting the prior period gain, investment services income increased $162,000 during the current prior period.
Noninterest Expense.  Noninterest expense for the six months ended December 31, 2023 increased $7.2 million, or 13.8%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Six Months Ended December 31,
(Dollars in thousands)	2023	2022	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$32,770	$29,299	$3,471	12%
Occupancy expense, net	4,932	4,824	108	2
Computer services	6,175	5,559	616	11
Telephone, postage and supplies	1,255	1,178	77	7
Marketing and advertising	1,112	1,071	41	4
Deposit insurance premiums	1,419	1,088	331	30
Core deposit intangible amortization	1,719	60	1,659	2,765
Merger-related expense	—	724	(724)	(100)
Other	9,963	8,362	1,601	19
Total noninterest expense	$59,345	$52,165	$7,180	14%
•Salaries and employee benefits: The year-over-year increase in expense can be tied to the Quantum merger.
•Computer services: The increase in expense between periods was primarily due to a $377,000 increase in processing charges, partially related to operations acquired as a result of the Quantum merger, and further investments in technology.
•Deposit insurance premium: The increase in expense was due to increases in the assessment rate the Company is charged for deposit insurance as well as growth in the assessment base, mainly due to deposits assumed through the Quantum merger.
•Core deposit intangible amortization: The increase in amortization expense was a result of a $12.2 million core deposit intangible associated with the Quantum merger, which is being amortized on an accelerated basis over ten years.
•Merger-related expense: The prior year period included costs incurred related to due diligence and legal work performed which was associated with the Quantum merger. No such expense was incurred in the current period.
•Other: The increase period-over-period is primarily the result of $533,000 of additional depreciation expense on equipment subject to operating leases and a $183,000 increase in fraud losses, in addition to small increases across several other expense categories.

Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the six months ended December 31, 2023 and 2022 were 20.7% and 22.6%, respectively. The decline in the effective tax rate was primarily driven by the tax-free gain on BOLI death benefit proceeds.
Balance Sheet Review
Total assets increased by $65.1 million to $4.7 billion and total liabilities increased by $36.4 million to $4.2 billion, respectively, at December 31, 2023 as compared to June 30, 2023. The majority of these changes were the result of an increase in deposits, which, combined with maturing investments, were used to fund growth in loans held for sale and provide additional liquidity.
At the end of the period we executed a partial restructuring of our BOLI portfolio, surrendering policies with a cash surrender value of $47.6 million and re-investing $31.3 million of these funds in higher-yielding policies. The net effect was a $16.3 million reduction in BOLI while recording a $47.6 million receivable for the proceeds as included in other assets.
Stockholders' equity increased $28.7 million, or 6.1%, to $499.9 million at December 31, 2023 as compared to June 30, 2023, as a result of $28.3 million in net income. In addition, the improvement in the accumulated other comprehensive loss was driven by a $2.5 million reduction of the unrealized loss on available for sale securities as a result of movement in market interest rates.
As of December 31, 2023, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $48.6 million, or 1.34% of total loans, at December 31, 2023 compared to $47.2 million, or 1.29% of total loans, as of June 30, 2023. The drivers of this change are discussed in the "Comparison of Results of Operations for the Six Months Ended December 31, 2023 and December 31, 2022 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $5.5 million for the six months ended December 31, 2023 compared to $1.9 million for the same period last year. Annualized net charge-offs as a percentage of average loans were 0.29% for the six months ended December 31, 2023 compared to 0.13% for the same period last year. The charge-offs recognized the past two quarters have been concentrated in our equipment finance and SBA portfolios, with the quarter-over-quarter increase primarily driven by smaller over-the-road truck loans in the equipment finance portfolio.
Nonperforming assets, made up entirely of nonaccrual loans for both periods, increased $11.0 million to $19.3 million, or 0.41% of total assets, at December 31, 2023 compared to $8.3 million, or 0.18% of total assets, at June 30, 2023. This increase was primarily driven by increases of $4.0 million in non-owner occupied commercial real estate ("NOO CRE"), $3.6 million in equipment finance, and $1.2 million in home equity loans. One NOO CRE hotel loan represented $3.1 million of this change, while the increase in equipment finance loans was due to the above referenced smaller over-the-road truck loans. The ratio of nonperforming loans to total loans was 0.53% at December 31, 2023 compared to 0.23% at June 30, 2023.
The ratio of classified assets to total assets increased to 0.90% at December 31, 2023 compared to 0.53% at June 30, 2023 as classified assets increased $17.5 million to $42.0 million at December 31, 2023 compared to $24.5 million at June 30, 2023. This increase was primarily driven by increases of $10.2 million in NOO CRE, $5.4 million in equipment finance, and $2.1 million in commercial and industrial loans. The increase in NOO CRE loans included an accruing $8.9 million hotel relationship and the previously referenced $3.1 million nonaccrual loan, offset by the payoff of $2.8 million in loans, while the increase in equipment finance loans was due to the above referenced smaller over-the-road truck loans, the majority of which are on nonaccrual.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of December 31, 2023, the Company had assets of $4.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown), Southwest Virginia (including the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions, and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to the impact of bank failures or adverse developments involving other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effect of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities, including the Company's recent merger with Quantum Capital Corp., might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; goodwill impairment charges might be incurred; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
1

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023(1)	March 31, 2023	December 31, 2022
Assets
Cash	$18,307	$18,090	$19,266	$18,262	$15,825
Interest-bearing deposits	328,833	306,924	284,231	296,151	149,209
Cash and cash equivalents	347,140	325,014	303,497	314,413	165,034
Certificates of deposit in other banks	34,722	35,380	33,152	33,102	29,371
Debt securities available for sale, at fair value	126,950	134,348	151,926	157,718	147,942
FHLB and FRB stock	18,393	19,612	20,208	19,125	13,661
SBIC investments, at cost	13,789	14,586	14,927	13,620	12,414
Loans held for sale, at fair value	3,359	4,616	6,947	1,209	518
Loans held for sale, at the lower of cost or fair value	198,433	200,834	161,703	89,172	72,777
Total loans, net of deferred loan fees and costs	3,640,022	3,659,914	3,658,823	3,649,333	2,985,623
Allowance for credit losses – loans	(48,641)	(47,417)	(47,193)	(47,503)	(38,859)
Loans, net	3,591,381	3,612,497	3,611,630	3,601,830	2,946,764
Premises and equipment, net	70,937	72,463	73,171	74,107	65,216
Accrued interest receivable	16,902	16,513	14,829	13,813	11,076
Deferred income taxes, net	11,796	9,569	10,912	10,894	11,319
BOLI	88,257	106,059	106,572	105,952	96,335
Goodwill	34,111	34,111	34,111	33,682	25,638
Core deposit intangibles, net	9,059	9,918	10,778	11,637	32
Other assets	107,404	56,477	53,124	49,596	48,918
Total assets	$4,672,633	$4,651,997	$4,607,487	$4,529,870	$3,647,015
Liabilities and stockholders' equity
Liabilities
Deposits	$3,661,373	$3,640,961	$3,601,168	$3,675,599	$3,048,020
Junior subordinated debt	10,021	9,995	9,971	9,945	—
Borrowings	433,763	452,263	457,263	320,263	130,000
Other liabilities	67,583	64,367	67,899	62,821	58,840
Total liabilities	4,172,740	4,167,586	4,136,301	4,068,628	3,236,860
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	174	174	174	174	157
Additional paid in capital	172,366	171,663	171,222	170,670	128,486
Retained earnings	333,401	321,799	308,651	295,325	290,271
Unearned Employee Stock Ownership Plan ("ESOP") shares	(4,497)	(4,629)	(4,761)	(4,893)	(5,026)
Accumulated other comprehensive loss	(1,551)	(4,596)	(4,100)	(3,034)	(3,733)
Total stockholders' equity	499,893	484,411	471,186	458,242	410,155
Total liabilities and stockholders' equity	$4,672,633	$4,651,997	$4,607,487	$4,526,870	$3,647,015
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,387,069 at December 31, 2023; 17,380,307 at September 30, 2023; 17,366,673 at June 30, 2023; 17,370,063 at March 31, 2023; and 15,673,595 at December 31, 2022.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Interest and dividend income
Loans	$60,069	$58,496	$118,565	$72,240
Commercial paper	—	—	—	1,300
Debt securities available for sale	1,257	1,259	2,516	1,829
Other investments and interest-bearing deposits	1,493	2,110	3,603	1,960
Total interest and dividend income	62,819	61,865	124,684	77,329
Interest expense
Deposits	18,289	16,429	34,718	4,998
Junior subordinated debt	239	236	475	—
Borrowings	2,368	3,040	5,408	266
Total interest expense	20,896	19,705	40,601	5,264
Net interest income	41,923	42,160	84,083	72,065
Provision for credit losses	3,360	2,570	5,930	6,227
Net interest income after provision for credit losses	38,563	39,590	78,153	65,838
Noninterest income
Service charges and fees on deposit accounts	2,368	2,318	4,686	4,861
Loan income and fees	423	559	982	1,217
Gain on sale of loans held for sale	1,037	1,293	2,330	2,688
BOLI income	2,152	1,749	3,901	1,021
Operating lease income	1,592	1,785	3,377	2,741
Gain (loss) on sale of premises and equipment	(248)	—	(248)	1,115
Other	924	923	1,847	2,209
Total noninterest income	8,248	8,627	16,875	15,852
Noninterest expense
Salaries and employee benefits	16,256	16,514	32,770	29,299
Occupancy expense, net	2,443	2,489	4,932	4,824
Computer services	3,002	3,173	6,175	5,559
Telephone, postage and supplies	603	652	1,255	1,178
Marketing and advertising	625	487	1,112	1,071
Deposit insurance premiums	702	717	1,419	1,088
Core deposit intangible amortization	860	859	1,719	60
Merger-related expenses	—	—	—	724
Other	5,290	4,673	9,963	8,362
Total noninterest expense	29,781	29,564	59,345	52,165
Income before income taxes	17,030	18,653	35,683	29,525
Income tax expense	3,566	3,820	7,386	6,668
Net income	$13,464	$14,833	$28,297	$22,857

Per Share Data

	Three Months Ended		Six Months Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Net income per common share(1)
Basic	$0.79	$0.88	$1.67	$1.51
Diluted	$0.79	$0.88	$1.67	$1.50
Average shares outstanding
Basic	16,820,369	16,792,177	16,806,273	15,008,092
Diluted	16,827,460	16,800,901	16,814,176	15,145,701
Book value per share at end of period	$28.75	$27.87	$28.75	$26.17
Tangible book value per share at end of period(2)	$26.39	$25.47	$26.39	$24.53
Cash dividends declared per common share	$0.11	$0.10	$0.21	$0.19
Total shares outstanding at end of period	17,387,069	17,380,307	17,387,069	15,673,595
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Six Months Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.21%	1.33%	1.27%	1.28%
Return on equity (ratio of net income to average equity)	10.81	12.23	11.51	11.32
Yield on earning assets	6.03	5.90	5.96	4.66
Rate paid on interest-bearing liabilities	2.74	2.58	2.66	0.45
Average interest rate spread	3.29	3.32	3.30	4.21
Net interest margin(2)	4.02	4.02	4.02	4.35
Average interest-earning assets to average interest-bearing liabilities	136.46	137.07	136.76	143.28
Noninterest expense to average total assets	2.68	2.64	2.66	2.91
Efficiency ratio	59.36	58.21	58.78	59.33
Efficiency ratio – adjusted(3)	60.52	59.12	59.81	59.36
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Asset quality ratios
Nonperforming assets to total assets(1)	0.41%	0.25%	0.18%	0.18%	0.17%
Nonperforming loans to total loans(1)	0.53	0.32	0.23	0.22	0.21
Total classified assets to total assets	0.90	0.76	0.53	0.49	0.50
Allowance for credit losses to nonperforming loans(1)	251.60	400.41	567.56	600.47	629.40
Allowance for credit losses to total loans	1.34	1.30	1.29	1.30	1.30
Net charge-offs to average loans (annualized)	0.29	0.27	0.13	0.01	0.25
Capital ratios
Equity to total assets at end of period	10.70%	10.41%	10.23%	10.12%	11.25%
Tangible equity to total tangible assets(2)	9.91	9.60	9.39	9.27	10.62
Average equity to average assets	11.03	10.84	10.79	11.14	11.50
(1)Nonperforming assets include nonaccruing loans and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2023, $2.4 million, or 12.3%, of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial real estate loans
Construction and land development	$305,269	$352,143	$356,674	$368,756	$328,253
Commercial real estate – owner occupied	536,545	526,534	529,721	524,247	340,824
Commercial real estate – non-owner occupied	875,694	880,348	901,685	926,991	690,241
Multifamily	88,623	83,430	81,827	85,285	69,156
Total commercial real estate loans	1,806,131	1,842,455	1,869,907	1,905,279	1,428,474
Commercial loans
Commercial and industrial	237,255	237,366	245,428	229,840	194,679
Equipment finance	465,573	470,387	462,211	440,345	426,507
Municipal leases	150,292	147,821	142,212	138,436	135,922
Total commercial loans	853,120	855,574	849,851	808,621	757,108
Residential real estate loans
Construction and land development	96,646	103,381	110,074	105,617	100,002
One-to-four family	584,405	560,399	529,703	518,274	400,595
HELOCs	185,878	185,289	187,193	193,037	194,296
Total residential real estate loans	866,929	849,069	826,970	816,928	694,893
Consumer loans	113,842	112,816	112,095	118,505	105,148
Total loans, net of deferred loan fees and costs	3,640,022	3,659,914	3,658,823	3,649,333	2,985,623
Allowance for credit losses – loans	(48,641)	(47,417)	(47,193)	(47,503)	(38,859)
Loans, net	$3,591,381	$3,612,497	$3,611,630	$3,601,830	$2,946,764
Deposits

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Core deposits
Noninterest-bearing accounts	$784,950	$827,362	$825,481	$872,492	$726,416
NOW accounts	591,270	602,804	611,105	678,178	638,896
Money market accounts	1,246,807	1,195,482	1,241,840	1,299,503	992,083
Savings accounts	194,486	202,971	212,220	228,390	230,896
Total core deposits	2,817,513	2,828,619	2,890,646	3,078,563	2,588,291
Certificates of deposit	843,860	812,342	710,522	597,036	459,729
Total	$3,661,373	$3,640,961	$3,601,168	$3,675,599	$3,048,020
The following bullet points provide further information regarding the composition of our deposit portfolio as of December 31, 2023:
•Total deposits increased $20.4 million, or 0.6%, during the quarter.
•The balance of uninsured deposits was $907.4 million, or 24.8% of total deposits, which included $268.0 million of collateralized deposits to municipalities.
•The balance of brokered deposits was $355.8 million, or 9.7% of total deposits.
•Commercial and consumer depositors represented 51% and 49% of total deposits, respectively.
•The average balance of our deposit accounts was $34,000.
•Our largest 25 depositors made up $579.7 million, or 15.8% of total deposits.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Noninterest expense	$29,781	$29,564	$59,345	$52,165
Less: merger-related expenses	—	—	—	724
Noninterest expense – adjusted	$29,781	$29,564	$59,345	$51,441

Net interest income	$41,923	$42,160	$84,083	$72,065
Plus: tax-equivalent adjustment	341	315	656	574
Plus: noninterest income	8,248	8,627	16,875	15,852
Less: BOLI death benefit proceeds in excess of cash surrender value	1,554	1,092	2,646	721
Less: gain (loss) on sale of premises and equipment	(248)	—	(248)	1,115
Net interest income plus noninterest income – adjusted	$49,206	$50,010	$99,216	$86,655

Efficiency ratio	59.36%	58.21%	58.78%	59.33%
Efficiency ratio – adjusted	60.52%	59.12%	59.81%	59.36%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total stockholders' equity	$499,893	$484,411	$471,186	$458,242	$410,155
Less: goodwill, core deposit intangibles, net of taxes	41,086	41,748	42,410	42,642	25,663
Tangible book value	$458,807	$442,663	$428,776	$415,600	$384,492
Common shares outstanding	17,387,069	17,380,307	17,366,673	17,370,063	15,673,595
Book value per share	$28.75	$27.87	$27.13	$26.38	$26.17
Tangible book value per share	$26.39	$25.47	$24.69	$23.93	$24.53
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Tangible equity(1)	$458,807	$442,663	$428,776	$415,600	$384,492
Total assets	4,672,633	4,651,997	4,607,487	4,526,870	3,647,015
Less: goodwill, core deposit intangibles, net of taxes	41,086	41,748	42,410	42,642	25,663
Total tangible assets	$4,631,547	$4,610,249	$4,565,077	$4,484,228	$3,621,352

Tangible equity to tangible assets	9.91%	9.60%	9.39%	9.27%	10.62%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.